Exhibit 99.1

Organon Recommends Stockholders Reject Below-Market Mini-Tender Offer by TRC Capital Investment Corporation

JERSEY CITY, N.J. – June 29, 2021 – Organon (NYSE: OGN) has been notified of an unsolicited mini-tender offer by TRC Capital Investment Corporation (“TRC”) to purchase up to 3,000,000 shares of Organon common stock from Organon stockholders, representing approximately 1.18% of the outstanding shares of Organon common stock.

TRC stated in the mini-tender offer that its offer price of $28.63 per share is approximately 4.5% lower than the $29.98 closing price per share of Organon common stock on the New York Stock Exchange on June 18, 2021, the last trading day before the commencement of the offer.

Organon does not endorse TRC’s mini-tender offer and recommends that stockholders reject this unsolicited offer by not tendering their shares. TRC’s offer price is below the market value for shares of Organon common stock (as of the day prior to the offer) and is subject to numerous conditions, including TRC’s ability to obtain financing and a condition that there shall not have been any decrease in the market price of Organon’s common stock. If stockholders have already tendered shares, Organon recommends that they withdraw their shares by providing the written notice described in the TRC mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m. (Eastern Time) on July 21, 2021.

Organon is not associated in any way with TRC, its mini-tender offer or its mini-tender offer documents. Organon urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC’s offer.

The U.S. Securities and Exchange Commission (the “SEC”) has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: www.sec.gov/investor/pubs/minitend.htm.

TRC has made similar mini-tender offers for shares of other companies. Mini-tender offers, such as this one, seek to acquire less than five percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the SEC. As a result, mini-tender offers do not provide investors with the same level of protection as provided by larger tender offers under U.S. securities laws.

Organon urges brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at: www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and Information Memo Number 01-27 issued by the New York Stock Exchange on September 28, 2001, at: https://www.nyse.com/publicdocs/nyse/markets/nyse/rule-interpretations/2001/01-27.pdf.

Organon requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer related to shares of Organon common stock.

About Organon

Organon (NYSE: OGN) is a global healthcare company formed through a spinoff from Merck, known as MSD outside of the United States and Canada, to focus on improving the health of women throughout their lives. Here for her health, the company has a portfolio of more than 60 medicines and products across a range of therapeutic areas. Led by the reproductive health portfolio coupled with an expanding biosimilars business and stable franchise of established medicines, Organon’s products produce strong cash flows that will support investments in future growth opportunities in women’s health, including business development. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 9,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn and Instagram.

Forward-Looking Statement of Organon & Co., Jersey City, N.J., USA
This news release of Organon & Co. (the “company”) may include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the recent global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict its future financial results and performance; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission (SEC), including its registration statement on Form 10, available at the SEC’s Internet site (www.sec.gov).

Media:

Karissa Peer (614) 314-8094

Kate Vossen (732) 675-8448

Investors:

Jennifer Halchak (201) 275-2711

Edward Barger (267) 614-4669

Source: Organon & Co.